Exhibit 99.1
This Summary of Indicative Terms and Conditions is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes. The Senior Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the Senior Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
SUMMARY OF INDICATIVE TERMS AND CONDITIONS
EGL, Inc.
$150 Million Private Placement of Senior Notes
This Summary sets forth the indicative terms and conditions expected to be agreed upon between the Company and the Note Purchasers (or the “Investors”) for the sale of the Private Placement Notes. The negative covenants contained in this Summary of Indicative Terms and Conditions are intended to be patterned after those contained in the Company’s proposed $250 million five-year senior credit facility.

ISSUER:	EGL, Inc., a Texas corporation (the “Company” or the “Parent”).

GUARANTORS:	Subsidiary Guarantors as necessary to maintain pari passu status with the senior credit facility. If any Guarantor’s obligation is released under the Company’s senior credit facility, such Guarantor will be, upon written request by the Company, automatically released from its obligation under the Notes.

Issue	$150 million of Senior Secured Notes (the “Notes”).

Price	100%.

Security and Priority	The Notes will be secured pari passu with the bank debt.

Final Maturity/ Average Life	Seven (7) year bullet maturity.

Interest	A floating interest rate set at an indicative credit spread of 155 to 175 bps above the 3-month LIBOR rate for each quarterly interest period. Interest will be payable quarterly in arrears.

Optional Prepayment	The Company may, at its option, prepay at any time all or part of the Notes, in an amount not less than $2,000,000 in aggregate principal amount in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus a prepayment premium, if any, determined for the prepayment date with respect to such principal amount and if such prepayment occurs on any date other than an interest payment date, the LIBOR breakage amount, if any.

Change in Control	Upon the occurrence of a change in control of the Company, the Company will offer to prepay all outstanding notes for 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment.

Negative Covenants	Negative covenants will include, but not be limited to: (a) maintenance of a minimum consolidated net debt to EBITDA, (b) maintenance of a minimum interest coverage ratio, (c) limitations on restricted payments, (d) limitations on priority debt, (e) limitations on liens, (f) limitations on mergers, consolidations and sales of assets, (g) limitation on investments and acquisitions, and (h) limitations on transactions with affiliates.

Events of Default	Customary (including customary qualifications) event of default provisions.

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